Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

June 10, 2009

iPATH® iPath Exchange Traded Notes iPath® Dow Jones-UBS Agriculture Subindex Total ReturnSM ETN ¹ Investors may redeem at least 50,000 units of the iPath® Dow Jones-UBS Agriculture Subindex Total ReturnSM ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus. iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of an equity. The iPath® Dow Jones–UBS Agriculture Subindex Total ReturnSM ETN is designed to provide investors with cost-effective exposure to agricultural commodities as measured by the Dow Jones–UBS Agriculture Subindex Total ReturnSM (the “Index”). Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or at early redemption¹, based on the performance of the Index, less investor fees. NOTE DETAILS Ticker JJA Intraday indicative value ticker JJA.IV Bloomberg index ticker DJUBAGTR CUSIP 06739H206 Primary exchange NYSE Arca Yearly fee 0.75%* Inception date 10/23/07 Maturity date 10/22/37 Index Dow Jones-UBS Agriculture Subindex Total ReturnSM * The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. ISSUER DETAILS Barclays Bank PLC long-term, unsecured obligations* S&P rating AAMoody’s rating Aa3 The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC. * We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs. INDEX SECTOR BREAKDOWN Soybeans 26.09% Corn 19.85% Wheat - Chicago 14.87% Sugar 11.30% Coffee 10.76% Soybean Oil 9.56% Cotton #2 7.57% Sources: Dow Jones, AIG-FP as of 03/31/09. Subject to change. INDEX CORRELATIONS Dow Jones-UBS Agriculture Subindex Total ReturnSM 1.00 Dow Jones-UBS Commodity Index Total ReturnSM 0.62 S&P GSCI™ Total Return Index 0.35 S&P GSCI™ Agriculture Index 0.98 S&P 500 Index 0.31 Barclays Capital U.S. Aggregate Index 0.22 MSCI EAFE Index 0.41 Sources: S&P, Dow Jones and AIG-FP, Barclays Capital, MSCI Inc., Bloomberg, BGI (03/04 - 03/09), based on monthly returns.

iPath Exchange Traded Notes iPath® Dow Jones-UBS Agriculture Subindex Total ReturnSM ETN ¹ Investors may redeem at least 50,000 units of the iPath® Dow Jones-UBS Agriculture Subindex Total ReturnSM ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus. iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of an equity. The iPath® Dow Jones–UBS Agriculture Subindex Total ReturnSM ETN is designed to provide investors with cost-effective exposure to agricultural commodities as measured by the Dow Jones–UBS Agriculture Subindex Total ReturnSM (the “Index”). Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or at early redemption¹, based on the performance of the Index, less investor fees. NOTE DETAILS Ticker JJA Intraday indicative value ticker JJA.IV Bloomberg index ticker DJUBAGTR CUSIP 06739H206 Primary exchange NYSE Arca Yearly fee 0.75%* Inception date 10/23/07 Maturity date 10/22/37 Index Dow Jones-UBS Agriculture Subindex Total ReturnSM * The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. ISSUER DETAILS Barclays Bank PLC long-term, unsecured obligations* S&P rating AAMoody’s rating Aa3 The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC. * We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs. INDEX SECTOR BREAKDOWN Soybeans 26.09% Corn 19.85% Wheat - Chicago 14.87% Sugar 11.30% Coffee 10.76% Soybean Oil 9.56% Cotton #2 7.57% Sources: Dow Jones, AIG-FP as of 03/31/09. Subject to change. INDEX CORRELATIONS Dow Jones-UBS Agriculture Subindex Total ReturnSM 1.00 Dow Jones-UBS Commodity Index Total ReturnSM 0.62 S&P GSCI™ Total Return Index 0.35 S&P GSCI™ Agriculture Index 0.98 S&P 500 Index 0.31 Barclays Capital U.S. Aggregate Index 0.22 MSCI EAFE Index 0.41 Sources: S&P, Dow Jones and AIG-FP, Barclays Capital, MSCI Inc., Bloomberg, BGI (03/04 - 03/09), based on monthly returns. BARCLAYS iPATH®